AZZ Inc. Reports Financial Results for the
First Quarter of Fiscal Year 2020

First Quarter FY2020 EPS Up 35% to $0.81 versus $0.60 for Q1 FY2019

First Quarter FY2020 Revenues Up 10.3% to $289.1 million versus Q1 FY2019

First Quarter FY2020 Energy Segment Operating Income Increased 26.2% versus Q1 FY2019

First Quarter FY2020 Metal Coatings Segment reported Operating Margin of 24.1%, with Operating Income Up 16.7% versus Q1 FY2019

July 8, 2019 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), a global provider of metal coatings solutions, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three-month period ended May 31, 2019.

Management Discussion
Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “We are off to a solid start in fiscal year 2020, with 10% revenue and 35% net income growth year-over-year. Our Energy segment, given a normal Spring season for turnarounds, made a solid contribution to first quarter consolidated revenue which increased 10.3% to $289.1 million. The Metal Coatings segment continues to strengthen with increased demand and improved operational efficiencies, driving consolidated net income up 35.4% to $21.3 million this year compared to $15.7 million in the first quarter last year. While our consolidated bookings were down 13.3% to $256.3 million compared to $295.7 million in the first quarter last year, it’s important to note, during the first half of fiscal year 2019, we booked two large Chinese orders with $45 million in the first quarter and $55 million in the second quarter. These sizable orders are anticipated to be shipped over a period of years. As part of our ongoing efforts, we continue to build on the positive momentum in the Energy segment, with a strong backlog of more than $300 million, setting the stage for solid performance into the back half of the year, while our Metal Coatings business continues to gain traction from our key initiatives to drive growth both organically and through acquisitions.”

“Metal Coatings segment revenue increased 6.0% from the first quarter of last year. Operating margins increased to 24.1%, compared to 21.9% in the first quarter of fiscal year 2019, on lower zinc costs flowing through our kettles, better pricing, and the immediate benefits of our two acquisitions made in the quarter,” Mr. Ferguson stated. “We have taken steps to improve labor productivity and are seeing our Digital Galvanizing System (“DGS”) driving greater operational efficiency and productivity. AZZ remains the industry leader in North America with 41 galvanizing plants. We are pleased to be gaining meaningful traction in our new businesses − powder coating and galvanized rebar giving us growing confidence that our investments will yield positive financial performance in the years to come.”

Mr. Ferguson continued, “Our Energy segment’s High Voltage Bus business had a strong first quarter, executing on a large contract in China that will continue to be shipped throughout this fiscal year. Our electrical served markets displayed improvement compared to prior year, and we are especially pleased with the demand for our specialty welding solutions both domestically and internationally. We remain somewhat cautious due to the uncertainty related to tariffs and the Chinese trade situation, as well as the tighter market for labor in many of our U.S. locations. Looking forward, we are reaffirming our previously issued fiscal 2020 guidance of earnings per share in the range of $2.25 to $2.75 per diluted share and annual sales in the range of $950 million to $1,030 million.”

First Quarter Results
Revenues for the first quarter of fiscal year 2020 were $289.1 million compared to $262.2 million for the same quarter last year, an increase of 10.3%. Net income for the first quarter increased 35.4% to $21.3 million, or $0.81 per diluted share, compared to net income of $15.7 million, or $0.60 per diluted share, for the first quarter of fiscal year 2019.

Gross margins for the first quarter of fiscal year 2020 were 22.9% compared to 22.4% in the first quarter of last year. Operating margins were 10.7% compared to 9.0% in the first quarter of fiscal year 2019 as SG&A fell to 12.2% of sales compared to 13.4% of sales in the prior year. Additionally, the effective tax rate decreased to 21.1% in the current quarter compared to 22.0% in the first quarter of the prior year.

Incoming orders for the quarter were $256.3 million resulting in a book to revenue ratio of 0.89. In the first quarter of fiscal year 2019 incoming orders were $295.7 million, resulting in a book to revenue ratio of 1.13. Our backlog at the end of the first quarter of fiscal year 2020 decreased 1.6% to $300.1 million compared to $304.9 million for the first quarter of last year. Approximately 44% of the current backlog is expected to be delivered outside the U.S., compared to 43% in the first quarter of fiscal year 2018.

Energy Segment
Revenues for the Energy segment for the first quarter of fiscal year 2020 were $167.0 million as compared to $147.0 million for the same quarter last year, an increase of 13.6%. Gross profit rose 10.2% to $32.6 million compared to $29.6 million for the same period last year, with gross margins of 19.5% for the first quarter of fiscal year 2020 compared to 20.1% in the prior year. Operating income for the Energy segment increased 26.2% to $12.6 million compared to $10 million for the same period last year. Operating margins for the first quarter of fiscal year 2020 rose to 7.5% as compared to 6.8% in the prior year.

Metal Coatings Segment
Revenues for the Metal Coatings segment for the first quarter of fiscal year 2020 were $122.2 million, compared to the $115.3 million for the same period of last year, an increase of 6.0%. Gross profit grew 15.1% to $33.6 million from $29.2 million in the same quarter last year, driving gross margins of 27.5% compared to 25.3% in the same quarter last year. Operating income increased 16.7% to $29.4 million as compared to $25.2 million in the first quarter last year. As a result, operating margins for the first quarter of fiscal year 2020 increased to 24.1%, compared to 21.9% in the same period last year.

Conference Call
AZZ Inc. will conduct a conference call to discuss financial results for the first quarter of fiscal year 2020 at 11:00 A.M. ET on Monday, July 8, 2019. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (International). The call will be webcast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (International), confirmation #10132801, or for 30 days at http://www.azz.com/investor-relations.

About AZZ Inc.
AZZ Inc. is a global provider of metal coating solutions, welding solutions, specialty electrical equipment and highly engineered services to the power generation, transmission, distribution and industrial markets. AZZ Metal Coatings is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the metal coatings markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2019 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended May 31,
	2019	2018

Net sales	$289,123	$262,236
Costs of sales	223,016	203,531
Gross margin	66,107	58,705

Selling, general and administrative	35,133	35,009
Operating income	30,974	23,696

Interest expense	3,584	3,838
Other (income) expense, net	424	(291)
Income before income taxes	26,966	20,149
Income tax expense	5,682	4,431
Net income	$21,284	$15,718
Earnings per common share
Basic	$0.81	$0.60
Diluted	$0.81	$0.60

Diluted average shares outstanding	26,193	26,034

AZZ Inc.
Segment Reporting
(in thousands)
(unaudited)

	Three Months Ended May 31,
	2019	2018
Net sales:
Energy	$166,969	$146,986
Metal Coatings	122,154	115,250
	$289,123	$262,236

Segment operating income (loss):
Energy	$12,571	$9,958
Metal Coatings	29,392	25,184
Corporate	(10,989)	(11,446)
	$30,974	$23,696

AZZ Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 31, 2019	February 28, 2019

Assets:
Current assets	$396,945	$378,545
Net property, plant and equipment	206,305	210,227
Other assets, net	532,429	499,798
Total assets	$1,135,679	$1,088,570

Liabilities and shareholders’ equity:
Current liabilities	$138,766	$164,771
Long term debt due after one year, net	296,779	240,745
Other liabilities	80,877	79,326
Shareholders’ equity	619,257	603,728
Total liabilities and shareholders’ equity	$1,135,679	$1,088,570

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended May 31,
	2019	2018

Net cash used in operating activities	$(18,587)	$(12,366)
Net cash used in investing activities	(43,469)	(10,847)
Net cash provided by financing activities	51,560	16,796
Effect of exchange rate changes on cash	77	(498)
Net decrease in cash and cash equivalents	$(10,419)	$(6,915)
Cash and cash equivalents at beginning of period	24,005	20,853
Cash and cash equivalents at end of period	$13,586	$13,938

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